Exhibit 99.1

Northern Technologies International Corporation
6680 N. Highway 49
Lino Lakes, MN 55014
www.ntic.com

FOR IMMEDIATE RELEASE

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
ANNOUNCES INCREASE IN SECOND QUARTER FISCAL YEAR 2006
 SALES AND EARNINGS

LINO LAKES, Minnesota, April 11, 2006 - Northern Technologies International Corporation (AMEX: NTI) announced today its operating results for second quarter fiscal year 2006.

The Company’s net income increased $0.18 per share or 360% to $0.23 per share for the six months ended February 28, 2006 compared to $0.05 per share for the six months ended February 28, 2005.

The Company’s net sales increased $868,764 to $8,179,332 or 11.9% during the six months ended February 28, 2006 as compared to sales of $7,310,568 in the same period in fiscal 2005.  The increase is primarily as a result of the increase in net sales of traditional Zerust® products and of React-NTI products to new and existing customers.

Total net sales of the Company’s worldwide joint ventures increased $2,737,420 or 9.6% to $31,153,683 during the six months ended February 28, 2006 as compared to $28,416,263 during the same period in fiscal 2005.

The Company’s working capital was $3,446,821 at February 28, 2006, including $655,973 in cash and cash equivalents.

About Northern Technologies International Corporation

The Company focuses on developing, marketing and selling proprietary environmentally responsible materials science based products and technical services in over 50 countries worldwide via a network of joint ventures.  In fiscal 2005, the Company’s primary revenues derived from the sales of ZERUST® rust and corrosion inhibiting packaging products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets. During this same period, the Company also received revenues from sales of proprietary new technologies including anti-abrasion ink additives, as well as bio-based sintered metal mold release agents, bio-solvents, bio-emollients, bio-cleaners, bio-lubricants and fully bio-degradable plastic packaging.  In a concerted effort to extend the Company’s proprietary technologies, the Company engages in extensive scientific research and development programs in the areas of material science and corrosion protection.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARY

	Three Months Ended		Six Months Ended

	February 28, 2006	February 28, 2005	February 28, 2006	February 28, 2005

NORTH AMERICAN OPERATIONS:
Sales	$3,775,693	$3,478,352	$8,179,322	$7,310,568
Cost of goods sold	2,315,245	1,988,460	5,044,356	4,348,048

Gross profit	1,460,448	1,489,892	3,134,966	2,962,520

Operating expenses:	1,516,817	1,636,030	2,971,085	3,215,552

NORTH AMERICAN OPERATING (LOSS) INCOME	(56,369)	(146,138)	163,881	(253,032)
INCOME FROM ALL CORPORATE JOINT VENTURES AND HOLDING COMPANIES	314,851	49,613	992,845	389,598
INTEREST INCOME	1,178	31,617	27,979	45,648
INTEREST EXPENSE	(31,857)	(3,314)	(35,506)	(3,314)
MINORITY INTEREST	7,927	13,538	(7,485)	(5,264)

INCOME (LOSS) BEFORE INCOME TAX (BENEFIT) EXPENSE	235,730	(54,684)	1,141,714	173,636
INCOME TAX (BENEFIT) EXPENSE	31,000	107,000	303,000	(12,000)

NET INCOME (LOSS)	$204,730	$(161,684)	$858,713	$185,636

NET INCOME (LOSS) PER COMMON SHARE: Basic	$0.06	$(0.05)	$0.23	$0.05

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING: Basic	3,597,815	3,581,992	3,593,926	3,581,992

Composite financial information from the audited and unaudited financial statements of NTIC’s joint ventures carried on the equity basis is summarized as follows:

	February 28, 2006	August 31, 2005

Current assets	$29,050,993	$27,305,426
Total assets	35,338,298	33,839,267
Current liabilities	13,510,005	13,388,740
Noncurrent liabilities	2,390,198	2,249,904
Joint ventures’ equity	19,438,418	18,198,864
Northern Technologies International Corporation’s share of Corporate Joint Ventures’ equity	$8,966,000	$8,622,361

	February 28, 2006	February 28, 2005

Net sales	$31,153,683	$28,416,263
Gross profit	14,703,559	13,735,319
Net income	2,742,286	1,685,108
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$1,315,326	$884,701

For more information, please contact Matthew Wolsfeld, CFO, Northern Technologies International Corporation, (651) 784-1250